Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:

Carol D. DeGuzman

Senior Director,

Corporate Communications

Tel: 650 845 7728

Email: cdeguzman@telik.com

TELIK ANNOUNCES POSITIVE INTERIM RESULTS DEMONSTRATING CLINICAL ACTIVITY OF

TLK199 IN MYELODYSPLASTIC SYNDROME

Palo Alto, CA, April 9, 2003—Telik, Inc. (Nasdaq: TELK) announced positive interim results from the ongoing Phase 1-2a clinical trial of its TLK199 product candidate in patients with myelodysplastic syndrome (MDS), a form of pre-leukemia. The abstract for the study was published in the March 2003 Proceedings of the Annual Meeting of the American Association for Cancer Research (AACR).

The open label, multicenter dose escalation trial is designed to evaluate safety, pharmacokinetics, pharmacodynamics and efficacy. Twelve MDS patients had been enrolled in the dose-escalation stage of the trial at the time of interim analysis. TLK199 has been well-tolerated, and the maximum tolerated dose has not been reached.

Evidence of clinical activity has been observed in 50% of evaluable patients. All responders showed clinically significant increases in at least two of the three major blood elements (white cells, red cells and platelets), with one patient showing increases in all three elements. This patient also had a significant decrease in red cell transfusion requirements, an important clinical benefit. In addition, one patient with a particularly advanced type of MDS had a decrease in levels of pre-leukemic cells, consistent with a direct anti-proliferative effect of TLK199.

“These interim results suggest that TLK199 may act at a point in the bone marrow differentiation cycle that affects the subsequent development of all three major blood elements,” said Gail L. Brown, M.D., senior vice president and chief medical officer. “Clinical activity has been seen even at the lowest dose levels, and these exciting preliminary findings are being further explored as the dose escalation continues.”

Telik, Inc. of Palo Alto, CA is a biopharmaceutical company working to discover, develop and commercialize small molecule drugs to treat serious diseases for which there is significant demand for new therapies. The company’s most advanced drug development candidate is TLK286, a tumor activated small molecule drug that is in a Phase 3 registration clinical trial in ovarian cancer and in clinical trials in non-small cell lung, colorectal and breast cancer. TLK199 is in a Phase 1-2a trial in myelodysplastic syndrome, a form of pre-leukemia, and may have potential in other hematologic conditions associated with cytopenia, including chemotherapy-induced cytopenia. Telik’s product candidates were discovered using its proprietary drug discovery technology, TRAP, which enables the rapid and efficient discovery of small molecule drug candidates. Additional information is available at www.telik.com.

You should not rely on forward-looking statements contained in this press release, including statements regarding the potential for TLK286 or TLK199 to treat one or more types of cancer. Telik can give no assurance with regard to these statements. TLK286 and TLK199 are in clinical development and have not been approved for marketing, and there can be no assurance that the clinical trials required to successfully develop these compounds will have a positive outcome, or that regulatory approval will be obtained. Telik is reliant on external manufacturing of TLK286 and TLK199. More detailed information regarding factors that may cause actual results to differ materially from the results expressed or implied by statements in this press release may be found in Telik’s periodic filings with the Securities and Exchange Commission. Telik assumes no obligation to update any information in this press release.